ANCHOR GLASS AWARDED EXCLUSIVE SUPPLY CONTRACT FOR ANHEUSER-BUSCH BREWERIES IN SOUTHEAST

     Five-Year Contract Could Boost Anchor Sales as Much as 10 Percent; Anchor Plants in Jacksonville, Fl., and Warner Robins, Ga., to Increase Supplies to Nearby Breweries of Nation's Largest User of Glass Bottles.

     TAMPA, Fla., May 27/PRNewswire/ -- Anchor Glass Container Corporation has signed an agreement with Anheuser-Busch, Inc., to provide all the bottles for the brewer's Jacksonville, Fla., and Cartersville, Ga., breweries, beginning in January 2001. The order, which has a five-year minimum term, could increase Anchor's sales by as much as 10 percent, according to the company, Anticipated annual revenues from the order could amount to more than 20 percent of Anchor's current sales.

     "The contract shows Anheuser-Busch's confidence in us," said Anchor Chairman John J. Ghaznavi. Ghaznavi said he believes the exclusive, long-term supply agreement reflects a mutually beneficial relationship between the companies.

     To meet the expanded demand from the supply contract, Anchor will invest approximately $45 million in new equipment for its Jacksonville, Fla., and Warner Robins, Ga., plants over the next 18 months to increase production efficiency. The two plants already devote a substantial percentage of their capacity to supplying the nearby Anheuser-Busch breweries. The modernization will make the Anchor facilities two of the most cost-competitive glass manufacturing plants in the nation.

     Because of the plants' productivity and their proximity to the breweries, "Anchor's profit margins will improve significantly," said Richard M. Deneau, President of Anchor. "This is a major step in Anchor's return to profitability."

     To accommodate the expanded volume for Anheuser-Busch, Anchor will shift much of its production for other customers at Jacksonville and Warner Robins to its plants in the Northeast. Anchor plants in Salem, N.J.,, and Elmira, N.Y., which are closer to customer facilities, will take on the reassigned production. These changes will provide further margin improvement for Anchor.

     The order reflects the increasing need of market leader Anheuser-Busch for glass bottles. Beer industry sales in the U.S. jumped in the first quarter of 1999 and are expected to continue rising in response to the strong economy and demographic trends.

     Anchor Glass Container Corporation, the third-largest manufacturer of glass containers in the U.S., supplies beverage and food producers and consumer products manufacturers nationwide. Based in Tampa, Fla., Anchor employs 4,500 at ten U.S. locations. Parent company Consumers Packaging (Toronto: CGC) is a leading international designer and manufacturer of glass containers.

     This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. Forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Anchor's control. Forward-looking statements are typically identified by words such as "could," "will," "believe" and "anticipate." They concern topics such as Anchor's capital expenditures, its ability to obtain financing and service debt, competitive pressures and trends in the glass container industry, and general economic conditions.

     Actual results could differ materially from those contemplated by these forward-looking statements. In light of the risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking information contained in this news release will in fact occur.